Exhibit 10.1

MANTECH INTERNATIONAL CORPORATION

2011 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.0	OVERVIEW

ManTech International Corporation (the “Company”) has established this 2011 Executive Incentive Compensation Plan (this “Plan”) to help attract, retain and motivate our executives to achieve certain pre-established goals and objectives. Incentive compensation is an integral part of the Company’s compensation strategy. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation. The goal-setting process contained in this Plan helps mutually supportive executives focus on achieving the overall business strategy and mission of the Company. The Compensation Committee of the ManTech International Corporation Board of Directors (the “Compensation Committee”) has ultimate authority over the implementation and interpretation of this Plan, and as such, this Plan is compatible with the Compensation Committee’s Executive Compensation Philosophy.

2.0	PLAN PARTICIPANTS

All executive officers of the Company, including the CEO, CFO, Controller and designated presidents of the Company’s principal business groups (the “Business Group Presidents”), as well as certain other key members of senior management that may be identified by the CEO from time to time, are eligible to participate in this Plan (together, the “Participants”).

3.0	POLICY

For each Participant, a set of goals (which may include business group goals and Company goals, as appropriate) shall be established, reviewed and memorialized according to the process set forth below (the “Participant Goals”). All Participant Goals shall be specific, measurable, realistic, and quantitative, to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee and CEO.

In the case of the Business Group Presidents, the Participant Goals shall include both financial performance goals established for the applicable business group (“Business Group Goals”) and financial performance goals established for the Company as a whole (“Company Goals”).

In the case of all other Participants, the Participant Goals shall be comprised solely of Company Goals.

Participant Goals for each Participant shall be set forth in a separate agreement or term sheet (each a “Plan Agreement”). Each Plan Agreement shall also set forth the relative weightings for the various Participant Goals, a Target Award amount, and other factors to be used in the Scoring Process (as defined below).

After the end of the fiscal year, Participant Goals will be measured against actual results to determine whether and/or to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the “Scoring Process.”

2011 Incentive Compensation Plan

In addition, the Compensation Committee has the authority to exercise negative discretion to reduce the amount payable to any Participant under the Plan. The exercise of this negative discretion may be based on any factors deemed appropriate by the Compensation Committee. Negative discretion may include, but is not limited to, increasing a Participant Goal, or reducing the amounts payable for a year for the Company or any Business Group, to reflect any merger, acquisition, or other similar extraordinary event that occurs during the year after the Participant Goals have been established.

Additionally, the Compensation Committee may, outside the terms of this Plan, consider whether a discretionary bonus is warranted for any Participant. In making that determination, the Compensation Committee may consider any objective or subjective factors that the Committee deems appropriate in its sole discretion, including the recommendation of the CEO.

3.1	Guidance for Goal-Setting Process

All Participant Goals and weightings will be subject to the final review, modification and approval by the Compensation Committee. (With respect to non-executive officer Participants, if any, the Compensation Committee may delegate this function to the CEO.) The following process will be used to prepare a recommendation to the Compensation Committee:

•	The Company Goals (and their relative weightings) will be established by the CEO, with input from the CFO and the Compensation Committee.

•	Business Group Goals (and their relative weightings) will be initially established by the CEO, after consulting with each respective Business Group President.

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The Chairman of the Compensation Committee will be responsible for the establishment of all Participant Goals and weightings for the CEO. The Compensation Committee shall also review and approve all goals and weightings for the other Plan Participants.

3.2	Performance Criteria for Goals

•	Business Group Goals

•	Revenue (revenue as recognized for the performance period in accordance with GAAP principles)

•	Earnings before interest and taxes (EBIT) measured as a dollar amount (also referred to as Operating Income)

•	Bookings (full value of contract award for single award contracts, plus the value of multiple award wins, determined in accordance with ManTech’s standard process)

2011 Incentive Compensation Plan

•	Company Goals (measured in the same manner as Business Group Goals)

•	Revenue

•	Earnings before interest and taxes, measured as a dollar amount

•	Bookings

3.3	Threshold, Target and Maximum Awards

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Each Participant shall have a predetermined Target Award expressed as a fixed number or a percentage of his or her base salary as of April 1, 2011, as established by the Compensation Committee. The Compensation Committee shall determine the effect of any out-of-cycle salary increases to a Participant and shall take into consideration the effect under Section 162(m) of the Internal Revenue Code of any adjustment to a Participant’s Target Award that could result from the salary increase. The Target Award shall be an amount of incentive compensation that the Participant will earn if the actual percentage achievement with respect to the Participant Goals for the year, on an aggregate weighted basis, is within a stated range of 100% achievement of the Participant Goals.

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The threshold and maximum total incentive compensation amounts payable to each Participant pursuant to the Plan and the related levels of achievement of the Participant Goals shall be indicated on each Participant’s Plan Agreement.

3.4	Guidance for Scoring Process

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Overview: Actual results for the year will be prepared and then compared to the Participant Goals. The percentage differential (positive or negative) between actual performance and performance at 100% of the Participant Goal will be determined and factored to reflect the relative weighting assigned the Participant Goals. The aggregate weighted achievement for the Participant Goals as a whole will determine the bonus payments, subject to any adjustments by the Compensation Committee.

•	Defined Terms: This Section 3.4 uses the following terms (which terms also operate in the Participants’ Plan Agreements).

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Factor – the weighting percentage assigned to each individual Participant Goal. The Factors shall total 100% for all Company Goals and Business Group Goals, respectively. If applicable, each group of goals – Company Goals and Business Unit Goals – shall also receive a weighting Factor, which shall total 100% for the two groups combined.

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Performance Goal Score – for each Participant Goal, the difference (positive or negative) between the actual percentage achievement with respect to the goal based on the actual performance results for the year, and 100% achievement of the goal. An achievement percentage that is less than 100% achievement will result in a negative Performance Goal Score, and an actual achievement percentage that is greater than 100% achievement will result in a positive Performance Goal Score.

2011 Incentive Compensation Plan

•	Business Group Performance Score – the sum of the weighted Performance Goal Scores for each of the Business Group Goals.

•	Company Performance Score – the sum of the weighted Performance Goal Scores for each of the Company Goals.

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Final Performance Score – the sum of (i) the weighted Business Group Performance Score, and (ii) the weighted Company Performance Score. For Participants with no Business Group Goals, the Company Performance Score shall be the Final Performance Score.

•	Total Earned Bonus – the bonus amount payable to a Participant based on his or her Final Performance Score, prior to any adjustment by the Compensation Committee.

•	Scoring Process:

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The Performance Goal Scores with respect to each of the Participant Goals shall be determined, based on the actual performance results for the year, by comparing the actual percentage achievement with respect to each Participant Goal to 100% achievement of the goal.

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The Performance Goal Scores shall be weighted by multiplying each score by the applicable Factor assigned thereto. The Company Performance Score and, if applicable, the Business Group Performance Score will be determined.

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If applicable (i.e., for Participants with both Business Group Goals and Company Goals), the Business Group Performance Score and the Company Performance Score will be multiplied by the weighting Factor assigned to each group of goals, and the products will be added together to determine the Final Performance Score. Otherwise, the Company Performance Score will constitute the Final Performance Score.

•	Based on the Final Performance Score, the Total Earned Bonus will be derived from the bonus payout schedule contained in the Participant’s Plan Agreement.

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Adjustments to Results Achieved: The Compensation Committee shall consult with the CEO, and shall have the authority to determine how any changes in corporate structure, any acquisitions or divestitures, or any other extraordinary events during the year should impact any Performance Goal or the results achieved related to any Participant Goal, and the extent of any reductions to the Total Earned Bonus for any Participant that should be made as a result thereof.

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Final Compensation Committee Review: The Compensation Committee will review the resulting incentive compensation payment amount for each Participant. The Compensation Committee has the authority to reduce the incentive compensation payment amount due any Participant hereunder, based on any factor deemed relevant by the Compensation Committee. No incentive compensation payment amount for any executive officer shall be paid out until formally approved by the Compensation Committee. Payments, if any, shall be made in a single lump-sum payment to each Participant on or before March 15, 2012. Unless the

2011 Incentive Compensation Plan

Compensation Committee determines otherwise in its sole discretion, a Participant’s right to receive any incentive compensation payment hereunder shall be forfeited if the Participant is not an employee of the Company in good standing on December 31, 2011.

4.0	RECOVERY OF AWARDS

Awards under the Plan are subject to the terms and conditions of any clawback policy which the Company may adopt to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5.0	AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and, with the assistance of the CEO, shall oversee the consistent and equitable implementation of the provisions of this Plan and the individual Participants’ Plan Agreements. Senior management and the Company’s compensation department will support the administration of the Plan, as directed by the Compensation Committee.

Approved by the Compensation Committee of the Board of Directors on March 10, 2011

2011 Incentive Compensation Plan